1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports Continued 2018 Momentum With Strong
2nd Quarter Results

•	Sales increase 20.3% with 12.5% organic growth excluding Muuto acquisition

•	Margin expansion with EPS growth of 4% and Adjusted EPS growth of 40%

•	Rapid deleveraging with leverage one quarter post Muuto acquisition already below 3:1
EAST GREENVILLE, PA, July 30, 2018 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the second quarter ended June 30, 2018. Net sales were $323.4 million for the second quarter of 2018, an increase of 20.3%, from the second quarter of 2017. Operating profit was $24.8 million for the second quarter of 2018, an increase of 25.1%, from the second quarter of 2017. Adjusted operating profit for the second quarter of 2018 was $30.6 million, an increase of 35.4%, from the second quarter of 2017. Net income for the second quarter of 2018 was $13.1 million, an increase of 1.5%, when compared to the second quarter of 2017. Adjusted net income for the second quarter of 2018 was $20.8 million, an increase of 41.3%, when compared to the second quarter of 2017.  Adjusted EBITDA was $42.1 million, an increase of 30.4% when compared to $32.3 million in the second quarter of 2017. Diluted earnings per share was $0.27 and $0.26 for the second quarter of 2018 and 2017, respectively. Adjusted diluted earnings per share was $0.42 and $0.30 for the second quarter of 2018 and 2017, respectively. Beginning with this second quarter 2018 earnings release, the Company has revised its definition of Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Operating Profit Margin, Adjusted EBITDA, Adjusted Net Earnings and Adjusted Diluted Earnings Per Share, to exclude acquisition related amortization and the corresponding tax benefits. Further details are contained below within the ‘Reconciliation of Non-GAAP Financial Measures’ section.
“The bold actions we’ve taken from the recent acquisition of Muuto, the launch of new platforms like Rockwell Unscripted and the reorganization and expansion of our selling capacity have enabled us to respond to changing design trends and allocation of space within the workplace, penetrate faster growing ancillary categories and accelerate our top line growth. Coupled with initiatives to increase the share of revenue from our high design, high margin global Lifestyle businesses which now represent over 40% of our revenues, we are building a unique constellation of design driven brands with durable competitive advantages and superior profitability,” commented Andrew Cogan, Knoll Chairman, President and CEO.
“This quarter the benefit of these initiatives combined with efforts by our supply chain team to offset continued inflationary pressures led to 100bps of Adjusted EBITDA margin expansion and Adjusted EPS growth of 40%. Looking ahead to the balance of the year we expect to continue to grow our business, expand our margins and delever our balance sheet,” added Mr. Cogan.

Second Quarter Results
Second quarter 2018 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended June 30,		Percent
	2018	2017	Change
Net Sales	$323.4	$268.7	20.3%
Gross Profit	119.3	100.0	19.3%
Gross Profit %	36.9%	37.2%	(0.8)%
Acquisition related inventory adjustment	0.9	—	100.0%
Adjusted Gross Profit (1)	120.2	100.0	20.2%
Adjusted Gross Profit % (1)	37.2%	37.2%	—%
Operating Expenses	94.5	80.1	17.9%
Operating Profit	24.8	19.9	25.1%
Operating Profit %	7.7%	7.4%	4.1%
Acquisition related expenses	4.1	0.6	544.8%
Restructuring Charges	0.8	2.2	(61.0)%
Adjusted Operating Expenses (1)	89.6	77.3	15.9%
Adjusted Operating Profit (1)	30.6	22.7	35.4%
Adjusted Operating Profit % (1)	9.5%	8.4%	13.1%
Net Earnings Attributable to Knoll Inc. Stockholders	13.1	12.9	1.5%
Pension Settlement	4.6	—	100.0%
Adjusted Net Earnings(1)	20.8	14.7	41.3%
Adjusted EBITDA (1)	42.1	32.3	30.4%
Adjusted EBITDA % (1)	13.0%	12.0%	8.3%
Diluted Earnings Per Share	$0.27	$0.26	3.8%
Adjusted Diluted Earnings Per Share (1)	$0.42	$0.30	40.0%

(1)	See Reconciliation of Non-GAAP Financial Measures below.
Net sales were $323.4 million for the second quarter of 2018, an increase of 20.3%, from the second quarter of 2017. Net sales for the Office segment were $190.8 million during the second quarter of 2018, an increase of 17.3%, when compared with the second quarter of 2017. The increase in the Office segment was a result of strong growth in commercial sales in both North America and Europe. Newer workplace platforms and ancillary products drove sales growth while legacy system sales were flat. Net sales for the Lifestyle segment were $132.6 million during the second quarter of 2018, an increase of 25.0%, when compared with the second quarter of 2017, while organic sales grew 5.2%. This increase was primarily driven by the inclusion of three months of sales from Muuto as well as increased volume in our contract markets.
Gross profit for the second quarter of 2018 was $119.3 million, an increase of $19.3 million, or 19.3%, when compared with the second quarter of 2017. During the second quarter of 2018, gross margin decreased to 36.9% from 37.2% in the second quarter of 2017. Adjusted gross margin for both the second quarter of 2018 and 2017 was 37.2%. Adjusted gross profit in the second quarter of 2018 excluded an inventory fair value adjustment of $0.9 million related to the acquisition of Muuto. Margins were consistent with the prior year primarily due to the Office segment, where higher volume and a favorable shift of mix towards new product platforms offset unfavorable commodity and transportation inflation.

Operating expenses were $94.5 million for the second quarter of 2018, or 29.2% of net sales, compared to $80.1 million, or 29.8% of net sales, for the second quarter of 2017. Operating expenses in the second quarter of 2018 included acquisition related expenses of $4.1 million, which was comprised of amortization of intangibles of $2.1 million, retention agreements for key employees of $1.5 million, as well as other customary acquisition related expenses of $0.5 million. Operating expenses also included restructuring charges of $0.8 million. The restructuring charges were related to an organizational realignment within the sales and customer service functions that will result in greater operational efficiency and control of $0.3 million as well as supply chain optimization expenses of $0.5 million. Excluding these items, adjusted operating expenses were $89.6 million for the second quarter of 2018, or 27.7% of net sales compared to $77.3 million for the second quarter of 2017. The increase in adjusted operating expenses was related primarily to incremental operating expenses from Muuto, incentive compensation due to increased profitability, and the expansion of our sales force.
During the second quarter of 2018, interest expense was $5.3 million, an increase of $3.4 million when compared to the second quarter of 2017. This increase was due primarily to additional debt as a result of the Muuto acquisition and higher interest rates.
During the second quarter of 2018, other expense was $1.8 million compared to other income of $2.2 million for the second quarter of 2017. Other expense is primarily related to foreign exchange gains and losses and net periodic benefit income from the Company's pension and other post-employment benefit plans in both 2018 and 2017. In accordance with the adoption of ASU 2017-07, which was effective for the Company on January 1, 2018, the Company reclassified the net periodic benefit income recognized on the Company's pension and other post-employment benefit plans from selling, general, and administrative expense to other income for all periods presented. The pension settlement charge of $4.6 million was related to the purchase of annuities for certain pension plan retirees as well as cash payments from lump sum elections.
Net earnings for the second quarter of 2018 was $13.1 million, or $0.27 diluted earnings per share, compared to $12.9 million, or $0.26 diluted earnings per share, for the second quarter of 2017. Excluding the impact of the acquisition related inventory adjustment, acquisition related expenses, restructuring charges and the pension settlement charge, adjusted net earnings for the second quarter of 2018 was $20.8 million, or $0.42 adjusted diluted earnings per share, compared to $14.7 million, or $0.30 adjusted diluted earnings per share for the second quarter of 2017.
The effective tax rate for the second quarter of 2018 was 26.0%, down from 35.7% in the second quarter of 2017. The decrease in the effective tax rate for the quarter was primarily due to the passage of the U.S. Tax Cuts and Jobs Act (“Tax Reform”) in 2017. The Company expects its full year effective tax rate will be between 25% and 26% for fiscal year 2018. The mix of pretax income and the varying effective tax rates in the countries and states in which we operate directly affects our consolidated effective tax rate.
Capital expenditures for the second quarter of 2018 totaled $7.6 million compared to $10.1 million in the second quarter of 2017. During the second quarter of 2018, the Company paid a quarterly dividend of $7.3 million, or $0.15 per share, and payment of accrued dividends on vested shares of $0.4 million, compared to payment of a quarterly dividend of $7.3 million, or $0.15 per share during the second quarter of 2017.

Company Appoints Ron Kass to Board of Directors
The Company also announced the appointment of Ron Kass to its Board of Directors, effective July 30. Mr. Kass is the President and CEO of Hunter Douglas, Inc., the North American operations of the world market leader in window coverings and a major manufacturer of architectural products. Prior, he served as President of the Company’s Design Products Group. Mr. Kass has also served as President and CEO of the Robert Allen Group, an international designer, marketer and manufacturer of home furnishings.
Mr. Cogan stated, "We are very pleased to welcome Ron to our Board, and expect to benefit from his strategic and operational expertise as we drive growth in the years ahead."
Mr. Kass holds an A.B. from Brown University and a M.B.A from Harvard Graduate School of Business Administration.
Business Segment Results
The Company manages its business through its reportable segments: Office and Lifestyle. All unallocated expenses are included within Corporate.
The Office segment includes a complete range of workplace products that address diverse workplace planning paradigms in North America and Europe. These products include: systems furniture, seating, storage, tables, desks and KnollExtra® accessories as well as the international sales of our Office products.
The Lifestyle segment includes KnollStudio®, HOLLY HUNT®, DatesWeiser, Muuto, KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather. KnollStudio products, which are distributed in North America and Europe, include iconic seating, lounge furniture, side, cafe and dining chairs as well as conference, training and dining and occasional tables. HOLLY HUNT® is known for high quality residential furniture, lighting, rugs, textiles and leathers. In addition, HOLLY HUNT® also includes Vladimir Kagan Design Group, a renowned collection of modern luxury furnishings. DatesWeiser, known for its sophisticated meeting and conference tables and credenzas, sets a standard for design, quality and technology integration. The KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather businesses provide a wide range of customers with high-quality fabrics, felt, leather and related architectural products. The acquisition of Muuto rounds out the Lifestyle segment with its ancillary products and affordable luxury furnishings to make the Lifestyle segment an all-encompassing “resimercial”, high-performance workplace, from uber-luxury living spaces to affordable luxury residential living.
Effective January 1, 2018, the Company revised its segment presentation by aggregating the former Studio and Coverings segments with Muuto. Additionally, the Office segment now includes our office business in Europe which was historically reported in Studio. The Company believes this revised presentation better aligns the segments with how management views and operates the Company.

The tables below present the Company’s segment information with Corporate costs excluded from operating segment results. Prior year amounts have been recast to conform to the current presentation.

	Three Months Ended June 30,
Net sales (in thousands)	2018	2017
Office	$190,747	$162,599
Lifestyle	132,604	106,095
Total net sales	$323,351	$268,694

	Three Months Ended June 30,
Operating profit (in thousands)	2018	2017
Office	$10,316	$4,812
Lifestyle	20,965	20,584
Corporate	(6,468)	(5,566)
Total operating profit	$24,813	$19,830

	Three Months Ended June 30,
Adjusted EBITDA (in thousands)	2018	2017
Office	$17,740	$12,931
Lifestyle	28,045	22,902
Corporate	(3,708)	(3,565)
Total adjusted EBITDA	$42,077	$32,268

Reconciliation of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") in the statements of income, balance sheets, or statements of cash flow of the company. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.
The non-GAAP financial measures presented within the Company's earnings release are Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Operating Profit Margin, Adjusted Net Earnings, EBITDA, Adjusted EBITDA and Adjusted Diluted Earnings Per Share. These non-GAAP measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this press release. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence to our GAAP results and using non-GAAP measures only as supplemental presentations.
The Company uses Adjusted Diluted Earnings Per Share in evaluating the performance its business and profitability. This quarter, the Company revised the definition of Adjusted Diluted Earnings Per Share to exclude the diluted earnings per share impact of amortization related to the acquisitions of Edelman, Holly Hunt and Muuto and the corresponding tax benefit of the related acquisition expenses. The Company began excluding these items from the definition of Adjusted Diluted Earnings Per Share because with the acquisition of Muuto the acquisition amortization from one-time transactions became more significant and practical to exclude from the calculation. The company determined to exclude the related amortization because such amounts are inconsistent in amount and frequency, and are significantly impacted by the timing and size of acquisitions. Additionally, we believed that these exclusions would provide additional clarity to help evaluate the performance of the Company’s business and profitability as well as provide easier comparability of pre- and post-acquisition operating results.
The following table reconciles Gross Profit to Adjusted Gross Profit for the periods indicated.

	Three Months Ended June 30,
	2018	2017
	($ in millions)

Gross Profit	$119.3	$100.0
Add back:
Acquisition related inventory adjustment	0.9	—
Adjusted gross profit	$120.2	$100.0
Net sales	$323.4	$268.7
Gross profit %	36.9%	37.2%
Adjusted gross profit %	37.2%	37.2%

The following table reconciles Operating Expenses to Adjusted Operating Expenses for the periods indicated.

	Three Months Ended June 30,
	2018	2017
	($ in millions)

Operating expenses	$94.5	$80.1
Less:
Acquisition related expenses	4.1	0.6
Restructuring charges	0.8	2.2
Adjusted operating expenses	$89.6	$77.3

The following tables reconcile Operating Profit to Adjusted Operating Profit and Adjusted EBITDA by business segment for the periods indicated.

	Three Months Ended June 30, 2018
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$10.3	$21.0	$(6.5)	$24.8
Add back:
Acquisition related inventory adjustment	—	0.9	—	0.9
Acquisition related expenses(1)	—	3.6	0.5	4.1
Restructuring charges	0.8	—	—	0.8
Adjusted operating profit (loss)	$11.1	$25.5	$(6.0)	$30.6
Add back:
Depreciation and amortization(2)	5.0	1.4	0.2	6.6
Stock compensation	0.2	0.5	1.4	2.1
Other non-cash items	1.4	0.7	0.7	2.8
Adjusted EBITDA (loss)	$17.7	$28.1	$(3.7)	$42.1
Net sales	$190.8	$132.6	—	$323.4
Operating profit %	5.4%	15.8%	N/A	7.7%
Adjusted operating profit %	5.8%	19.2%	N/A	9.5%
Adjusted EBITDA %	9.3%	21.1%	N/A	13.0%
(1) Acquisition related expenses includes amortization of intangible assets recognized in connection with business combinations of $2.1 million, in addition to retention agreements for key employees and other customary acquisition related expenses.
(2) Depreciation and amortization presented in this table excludes amortization of intangible assets recognized in connection with business combinations.  These amortization expenses have been added back as a part of Acquisition related expenses in the calculation of Adjusted Operating Profit (Loss), as noted above.

	Three Months Ended June 30, 2017
	Office	Lifestyle	Corporate	Knoll, Inc.
	($ in millions)

Operating profit (loss)	$4.8	$20.6	$(5.5)	$19.9
Add back:
Restructuring charges	2.2	—	—	2.2
Acquisition related expenses(1)	—	0.6	—	0.6
Adjusted operating profit (loss)	$7.0	$21.2	$(5.5)	$22.7
Add back:
Depreciation and amortization(2)	4.6	1.0	0.2	5.8
Stock compensation	0.5	0.5	0.7	1.7
Other non-cash items	0.9	0.2	1.0	2.1
Adjusted EBITDA (loss)	$13.0	$22.9	$(3.6)	$32.3
Net sales	$162.6	$106.1	-	$268.7
Operating profit %	3.0%	19.4%	N/A	7.4%
Adjusted operating profit %	4.3%	20.0%	N/A	8.4%
Adjusted EBITDA %	8.0%	21.6%	N/A	12.0%
(1) Acquisition related expenses represents amortization of intangible assets recognized in connection with business combinations of $0.6 million.
(2) Depreciation and amortization presented in this table excludes amortization of intangible assets recognized in connection with business combinations.  These amortization expenses have been added back as a part of Acquisition related expenses in the calculation of Adjusted Operating Profit (Loss), as noted above.

The following table reconciles Net Earnings to EBITDA and Adjusted EBITDA for the periods indicated.

	Three Months Ended June 30,
	2018	2017
	($ in millions)
Knoll Inc.
Net earnings attributable to Knoll, Inc. stockholders	$13.1	$12.9
Add back:
Income tax expense	4.6	7.2
Interest expense	5.3	1.9
Depreciation and amortization	8.7	6.4
EBITDA	$31.7	$28.4
Add back:
Stock compensation	2.1	1.7
Acquisition related expenses	2.0	—
Acquisition related inventory adjustment	0.9	—
Restructuring charges	0.8	2.2
Pension settlement charge	4.6	—
Adjusted EBITDA	$42.1	$32.3
Net sales	$323.4	$268.7
Adjusted EBITDA %	13.0%	12.0%

The following table reconciles Net Earnings to Adjusted Net Earnings for the periods indicated.

	Three Months Ended June 30,
	2018	2017
	($ in millions)
Knoll Inc.
Net earnings attributable to Knoll, Inc. stockholders	$13.1	$12.9
Add back:
Acquisition related inventory adjustment	0.9	—
Acquisition related expenses	4.1	0.6
Restructuring charges	0.8	2.2
Pension settlement charge	4.6	—
Less:
Tax effect of non-GAAP adjustments(1)	2.7	1.0
Adjusted net earnings	$20.8	$14.7
(1) Tax effect of non-GAAP adjustments was calculated using the Knoll, Inc. consolidated effective tax rate for the period.
The following tables reconcile Net Earnings to Adjusted Net Earnings by quarter for the periods indicated, presented for comparative purposes.

	Three Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018
	($ in millions)
Knoll Inc.
Net earnings attributable to Knoll, Inc. stockholders	$15.4	$12.9	$19.1	$32.7	$15.3
Add back:
Asset impairment charge	—	—	—	16.3	—
Loss on extinguishment of debt	—	—	—	—	1.4
Acquisition related expenses	0.6	0.6	0.6	1.2	2.7
Restructuring charges	—	2.2	—	—	0.5
Pension settlement charge	—	—	—	2.2	—
Less:
Tax effect of non-GAAP adjustments(1)	0.2	1.0	0.1	7.8	1.2
Tax reform impact	—	—	—	26.6	—
Adjusted net earnings	$15.8	$14.7	$19.6	$18.0	$18.7
(1) Tax effect of non-GAAP adjustments was calculated using the Knoll, Inc. consolidated effective tax rate for the period.

The following table reconciles Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the periods indicated.

	Three Months Ended June 30,
	2018	2017
Diluted earnings per share	$0.27	$0.26
Add back:
Acquisition related inventory adjustment	0.02	—
Acquisition related expenses	0.08	0.01
Restructuring charges	0.02	0.04
Pension settlement	0.09	—
Less:
Tax effect of non-GAAP adjustments(1)	0.06	0.01
Adjusted diluted earnings per share	$0.42	$0.30

(1) Tax effect of non-GAAP adjustments was calculated using the Knoll, Inc. consolidated effective tax rate for the period.

The following tables includes prior year Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share by quarter for the periods indicated, presented for comparative purposes.

	Three Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018
Diluted earnings per share	$0.31	$0.26	$0.39	$0.67	$0.31
Add back:
Asset impairment charge	—	—	—	0.33	—
Pension settlement	—	—	—	0.04	—
Loss on extinguishment of debt	—	—	—	—	0.03
Acquisition related expenses	—	—	—	0.01	0.02
Acquisition amortization	0.01	0.01	0.01	0.02	0.04
Restructuring charges	—	0.04	—	—	0.01
Less:
Tax effect of non-GAAP adjustments(1)	—	0.01	—	0.16	0.03
Tax reform impact	—	—	—	0.54	—
Adjusted diluted earnings per share	$0.32	$0.30	$0.40	$0.37	$0.38
(1) Tax effect of non-GAAP adjustments was calculated using the Knoll, Inc. consolidated effective tax rate for the period.

The following table includes Consolidated Net Sales and Organic Net Sales by quarter for the periods indicated, presented for comparative purposes.

	Three Months Ended June 30, 2018			Three months Ended June 30, 2017
		($ in millions)
	Consolidated Net Sales	Muuto	Organic Net Sales	Net Sales

Office	$190.8	—	$190.8	$162.6
Lifestyle	132.6	21.0	111.6	106.1

Total	$323.4	$21.0	$302.4	$268.7

Percent Change	20.3%		12.5%

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, our integration of acquired businesses, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, our supply chain optimization initiatives and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.
Contacts
Investors:
Charles Rayfield
Senior Vice President and Chief Financial Officer
Tel 215 679-1703
crayfield@knoll.com

Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

Conference Call Information
Knoll will host a conference call on Tuesday, July 31, 2018 at 10:00 A.M. ET to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “Discover Knoll” and click on “Investor Relations.”
The conference call may also be accessed by dialing:
North America     (844) 778-4138
International     (661) 378-9550
Conference ID      2173806
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website. In addition, an audio replay of the conference call will be available through August 7, 2018 by dialing (855) 859-2056. International replay: (404) 537-3406 (Conference ID: 2173806).

About Knoll
Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands — Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, DatesWeiser and Muuto— reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net sales	$323,351	$268,694	$619,910	$525,514
Cost of sales	204,064	168,736	392,912	329,882
Gross profit	119,287	99,958	226,998	195,632
Selling, general, and administrative expenses	93,637	77,976	178,862	153,014
Restructuring charges	838	2,150	864	2,150
Operating profit	24,812	19,832	47,272	40,468
Pension settlement charge	4,608	—	4,608	—
Interest expense	5,252	1,859	10,780	3,530
Other (income) expense, net	(2,792)	(2,165)	(6,794)	(4,360)
Income before income tax expense	17,744	20,138	38,678	41,298
Income tax expense	4,621	7,182	10,288	12,946
Net earnings	13,123	12,956	28,390	28,352
Net earnings (loss) attributable to noncontrolling interests	(1)	22	7	14
Net earnings attributable to Knoll, Inc. stockholders	$13,124	$12,934	$28,383	$28,338

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.27	$0.27	$0.58	$0.59
Diluted	$0.27	$0.26	$0.58	$0.57

Weighted-average shares outstanding:
Basic	48,672,144	48,464,605	48,614,733	48,375,241
Diluted	49,131,106	49,376,506	49,137,528	49,294,525

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,359	$2,203
Customer receivables, net	105,628	86,687
Inventories, net	167,462	144,945
Prepaid and other current assets	43,377	44,435
Total current assets	317,826	278,270
Property, plant, and equipment, net	201,387	200,630
Goodwill and intangible assets, net	685,858	380,694
Other non-current assets	2,846	1,447
Total assets	$1,207,917	$861,041
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$17,274	$10,000
Accounts payable	116,645	108,922
Other current liabilities	108,053	104,158
Total current liabilities	241,972	223,080
Long-term debt	474,132	181,048
Other non-current liabilities	129,962	98,184
Total liabilities	846,066	502,312
Total equity	361,851	358,729
Total liabilities and equity	$1,207,917	$861,041

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2018	2017

Net earnings	$28,390	$28,352
Cash provided by operating activities	33,773	32,238
Cash used in investing activities	(320,119)	(20,756)
Cash used in financing activities	283,257	(16,748)
Effect of exchange rate changes on cash and cash equivalents	2,245	1,336
Decrease in cash and cash equivalents	(844)	(3,930)
Cash and cash equivalents at beginning of period	2,203	9,854
Cash and cash equivalents at end of period	$1,359	$5,924